Exhibit 5.1

July 26, 2023

Ispire Technology Inc.

19700 Magellan Drive

Los Angeles, CA 90502

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Ispire Technology Inc. a Delaware corporation (the “Company”), in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate to 15,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), which may be issued from time to time pursuant to the terms of the Company’s 2022 Equity Incentive Plan (the “Plan”) pursuant to the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about July 26, 2023

In reaching the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) certain resolutions adopted by the board of directors and stockholders of the Company approving the Plan, (iii) certain resolutions of the board of directors reserving the Shares for issuance pursuant to the Plan, (iv) the Plan, and (v) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, (vi) that all information contained in all documents reviewed by us is true, correct and complete and (vii) that the Shares reserved for issuance under the Plan will be issued in accordance with the terms of the Plan, including the provision that prohibits the issuance of Shares pursuant to the Plan to entities.

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares have been duly authorized and, when issued by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.

/s/ Ellenoff Grossman & Schole, LLP